EXHIBIT 99.1

Community Mutual Savings Bank Announces Quarterly Results

WHITE PLAINS, N.Y., May 2, 2007 (PRIME NEWSWIRE) -- Community Mutual Savings Bank (Nasdaq:CMSB) reported a net loss of $67,000 for the three months ended March 31, 2007 compared to a net loss of $6,000 for the three months ended March 31, 2006. The increase in the net loss reflects increases in interest expense and non-interest expenses, offset by increases in interest income. For the six months ended March 31, 2007 the Bank had a net loss of $80,000 compared to net income of $2,000 in the six months ended March 31, 2006. The net loss in the 2007 period reflects lower net interest income and an increase in non-interest expense, primarily related to investments in staff, technology and equipment.

Total assets increased by $36,207,000, or 29.5%, to $158,735,000 at March 31, 2007 from $122,528,000 at September 30, 2006 principally as a result of subscriptions received for purchases of CMS Bancorp common stock of $36.0 million.

Net interest income increased $9,000, or 0.9%, to $1,009,000 for the three months ended March 31, 2007 from $1,000,000 for the three months ended March 31, 2006. Increases in both average interest-earning assets and the yield on those assets in the three months ended March 31, 2007 as compared to 2006 were offset by increases in interest rates and, to a lesser degree, increases in average deposit balances. The average rate on deposit liabilities rose in response to local market conditions and the increase in the Federal Funds rate, the revised short term certificate of deposit interest rate structure, and from the change in the composition of deposits and higher borrowings in 2007. The interest rate on 10-year Treasury notes, from which Community Mutual generally prices conventional mortgages, rose marginally during the same period. The negative impact on net interest income of the flattening interest rate yield curve was mitigated by reinvesting the proceeds of maturing lower yielding securities and other interest-earning assets into higher yielding loans, as well as diversifying the loan portfolio into higher yielding multi-family, non-residential, construction, home equity and commercial real estate loans. Increases in short-term interest rates without a corresponding increase in long-term interest rates have resulted, and may continue to result, in an increase in interest expense and a reduction in net interest income in the future.

On April 4, 2007, the Bank completed its conversion from a New York State-chartered mutual savings bank to a federally-chartered stock savings bank. After the conversion and offering, all of the Bank's stock is owned by CMS Bancorp, and all of CMS Bancorp's stock is, in turn, owned by the public, including The Community Mutual Charitable Foundation. In the conversion and offering, CMS Bancorp sold 1,983,750 shares of its common stock, raising $19,837,500 of gross proceeds and contributed $9 million of equity to the Bank. The remaining net proceeds were retained by CMS Bancorp for future capital needs.

Commenting on the conversion and stock offering, President and CEO John Ritacco said that "the successful completion of the stock offering was a critical factor in positioning the Bank for growth and future profitability. We have made great strides in the last 2 years, investing in new management and staff, implementing new products and services for our customers, as well as incorporating a new technology platform to help deliver higher quality customer service. Going forward, we believe that our improved technology will be a key component towards helping to grow our institution and to better compete in the highly competitive Westchester marketplace.

"All financial institutions are facing a challenging interest rate market. Over the past two years, short term deposit rates have grown significantly, while longer term interest rates on loans have remained within a very narrow range, thereby mitigating increases in our interest income from loan growth. While the flat yield curve has negatively impacted our earnings, we remain focused on loan growth and the diversification of the loan portfolio, along with carefully monitoring our deposit interest costs."

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. The actual results of the Bank could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of the Bank, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

              STATEMENTS OF FINANCIAL CONDITION
              ---------------------------------

                                               March 31,  September 30,
                                                  2007         2006
                                               ---------    ---------
                                              (Unaudited)
 ASSETS                                            (In thousands)
 ------
 Cash and amounts due from depository
  institutions                                 $   1,952    $   2,709
 Interest-bearing deposits in other banks         17,980          352
 Federal funds sold                               19,285           --
                                               ---------    ---------

         Total cash and cash equivalents          39,217        3,061

 Securities available for sale                     4,099        4,087
 Securities held to maturity, estimated fair
  value of $7,667 and $15,073, respectively        7,693       15,211
 Loans receivable, net of allowance for loan
  losses of $215,000 and $215,000, respectively  103,135       96,732
 Premises and equipment                            1,302          686
 Federal Home Loan Bank of New York stock,
  at cost                                            162          351
 Interest receivable                                 640          638
 Other assets                                      2,487        1,762
                                               ---------    ---------
         Total assets                          $ 158,735    $ 122,528
                                               =========    =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Liabilities:
  Deposits                                     $ 148,657    $ 108,784
  Advances from Federal Home Loan Bank
   of New York                                        --        4,204
  Advance payments by borrowers for taxes
   and insurance                                     607          245
  Other liabilities                                1,238          988
                                               ---------    ---------
         Total liabilities                       150,502      114,221
                                               ---------    ---------

 Retained earnings:
  Retained earnings                                8,364        8,444
  Accumulated other comprehensive
   income (loss)                                    (131)        (137)
                                               ---------    ---------
         Total retained earnings                   8,233        8,307
                                               ---------    ---------
         Total liabilities and
          retained earnings                    $ 158,735    $ 122,528
                                               =========    =========

                   STATEMENTS OF OPERATIONS
                   ------------------------
                         (Unaudited)

                                 Three Months Ended    Six Months Ended
                                      March 31,            March 31,
                                  -----------------   -----------------
                                    2007      2006      2007      2006
                                  -------   -------   -------   -------
                                             (In thousands)
 Interest income:
  Loans                           $ 1,457   $ 1,142   $ 2,888   $ 2,237
  Securities                          135       193       298       377
  Federal funds sold                   45        21        45        41
  Other interest-earning assets        47        41        51       105
                                  -------   -------   -------   -------

    Total interest income           1,684     1,397     3,282     2,760
                                  -------   -------   -------   -------

 Interest expense:
  Deposits                            653       392     1,218       735
  Mortgage escrow funds                 3         5         5         6
  Borrowings                           19        --       100        --
                                  -------   -------   -------   -------

    Total interest expense            675       397     1,323       741
                                  -------   -------   -------   -------

 Net interest income                1,009     1,000     1,959     2,019
 Provision for loan losses             --        --        --        --
                                  -------   -------   -------   -------

 Net interest income after
  provision for loan losses         1,009     1,000     1,959     2,019
                                  -------   -------   -------   -------

 Non-interest income:
  Fees and service charges             65        71       142       149
  Other                                 3         4         6         6
                                  -------   -------   -------   -------
    Total non-interest income          68        75       148       155
                                  -------   -------   -------   -------

 Non-interest expense:
  Salaries and employee benefits      695       583     1,273     1,195
  Net occupancy                       142       155       302       288
  Equipment                           119        96       223       166
  Professional fees                    61        66       126       157
  Advertising                          19         9        31        23
  Federal insurance premium             3        11         7        22
  Directors' fees                      28        50        61        93
  Other insurance                      22        10        44        30
  Bank charges                         16        33        31        62
  Other                                71        73       124       135
                                  -------   -------   -------   -------

   Total non-interest expense       1,176     1,086     2,222     2,171
                                  -------   -------   -------   -------

 Income (loss) before income taxes    (99)      (11)     (115)        3
 Income tax expense (benefit)         (32)       (5)      (35)        1
                                  -------   -------   -------   -------
 Net income (loss)                $   (67)  $    (6)  $   (80)  $     2
                                  =======   =======   =======   =======

CONTACT:  Community Mutual Savings Bank
          Stephen E. Dowd, SVP & CFO
          914-422-2700